Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8 and the Registration Statement (No. 333-173212) on Form S-3 of Dataram Corporation and of our report dated July 28, 2011, relating to the consolidated balance sheets of Dataram Corporation and Subsidiaries as of April 30, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 2011 which report appears in the April 30, 2011 Annual Report on Form 10-K of Dataram Corporation.


/s/ J.H. Cohn, LLP

Roseland, New Jersey
July 28, 2011